CONFORMED COPY















                          AGREEMENT AND PLAN OF MERGER


                                      Among


                            GENERAL ELECTRIC COMPANY,

                                 GB MERGER CORP.

                                       and

                          GREENWICH AIR SERVICES, INC.



                               Dated March 9, 1997

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   THE MERGER

 SECTION 1.01.  The Merger..................................................  2
 SECTION 1.02.  Effective Time; Closing.....................................  2
 SECTION 1.03.  Effect of the Merger........................................  2
 SECTION 1.04.  Certificate of Incorporation; By-laws.......................  2
 SECTION 1.05.  Directors and Officers......................................  3

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


 SECTION 2.01.  Capital Stock of Merger Sub.................................  3
 SECTION 2.02.  Cancellation of Treasury Stock and Parent Owned Stock.......  3
 SECTION 2.03.  Conversion of Company Common Stock..........................  3
 SECTION 2.04.  Exchange of Certificates....................................  6
 SECTION 2.05.  Stock Transfer Books........................................  9
 SECTION 2.06.  Company Stock Options.......................................  9

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


 SECTION 3.01.  Organization and Qualification; Subsidiaries................ 10
 SECTION 3.02.  Certificate of Incorporation and By-laws.................... 10
 SECTION 3.03.  Capitalization.............................................. 11
 SECTION 3.04.  Authority Relative to this Agreement........................ 12
 SECTION 3.05.  No Conflict; Required Filings and Consents.................. 12
 SECTION 3.06.  Compliance with Laws; Permits............................... 13
 SECTION 3.07.  SEC Filings; Financial Statements........................... 14
 SECTION 3.08.  Absence of Certain Changes or Events........................ 15
 SECTION 3.09.  Absence of Litigation....................................... 15
 SECTION 3.10.  Employee Benefit; ERISA..................................... 16
 SECTION 3.11.  Labor Matters............................................... 18
 SECTION 3.12.  Title to and Sufficiency of Assets.......................... 19
 SECTION 3.13.  Intellectual Property....................................... 20
 SECTION 3.14.  Tax Matters................................................. 21

 SECTION 3.15.  Environmental Matters....................................... 23
 SECTION 3.16.  Material Contracts; Government Contracts.................... 24
 SECTION 3.17.  Suppliers................................................... 26
 SECTION 3.18.  Tax Treatment............................................... 26
 SECTION 3.19.  Insurance................................................... 26
 SECTION 3.20.  Approval of Company Board and Independent Directors......... 27
 SECTION 3.21.  Stockholder Vote Required................................... 27
 SECTION 3.22.  Accuracy of Information..................................... 27
 SECTION 3.23.  Transactions with Affiliates................................ 27
 SECTION 3.24.  Opinion of Financial Advisor................................ 28
 SECTION 3.25.  Brokers..................................................... 28

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

 SECTION 4.01.  Organization and Qualification; Subsidiaries................ 29
 SECTION 4.02.  Certificate of Incorporation and By-laws.................... 29
 SECTION 4.03.  Parent Common Stock to Be Issued in the Merger.............. 29
 SECTION 4.04.  Authority Relative to This Agreement........................ 29
 SECTION 4.05.  No Conflict; Required Filings and Consents.................. 30
 SECTION 4.06.  SEC Filings; Financial Statements........................... 30
 SECTION 4.07.  Absence of Certain Changes or Events........................ 31
 SECTION 4.08.  Brokers..................................................... 31

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

 SECTION 5.01.  Conduct of Business by the Company Pending the Merger....... 31

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

 SECTION 6.01.  Registration Statement; Proxy Statement..................... 34
 SECTION 6.02.  Stockholders' Meeting....................................... 35
 SECTION 6.03.  Appropriate Action; Consents; Filings....................... 36
 SECTION 6.04.  Access to Information; Confidentiality...................... 37
 SECTION 6.05.  No Solicitation of Competing Transactions................... 37
 SECTION 6.06.  Indemnification and Insurance............................... 39
 SECTION 6.07.  Notification of Certain Matters............................. 40

 SECTION 6.08.  Stock Exchange Listing...................................... 40
 SECTION 6.09.  Public Announcements........................................ 40
 SECTION 6.10.  Plan of Reorganization...................................... 41
 SECTION 6.11.  Affiliates; Tax Treatment................................... 41
 SECTION 6.12.  Company Employee Stock Purchase Plan........................ 41
 SECTION 6.13.  Consulting Agreement........................................ 41
 SECTION 6.14.  Supplemental Indenture...................................... 41
 SECTION 6.15.  UNC Merger Agreement........................................ 41
 SECTION 6.16.  Clean Air Act Permit........................................ 42

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

 SECTION 7.01.  Conditions to the Obligations of Each Party................. 42
 SECTION 7.02.  Conditions to the Obligations of Parent and Merger Sub...... 43
 SECTION 7.03.  Conditions to the Obligations of the Company................ 44

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

 SECTION 8.01.  Termination................................................. 45
 SECTION 8.02.  Effect of Termination....................................... 46
 SECTION 8.03.  Fees and Expenses........................................... 47
 SECTION 8.04.  Amendment................................................... 48
 SECTION 8.05.  Waiver...................................................... 48

                                   ARTICLE IX

                               GENERAL PROVISIONS

 SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements.. 48
 SECTION 9.02.  Notices..................................................... 49
 SECTION 9.03.  Certain Definitions......................................... 50
 SECTION 9.04.  Accounting Terms............................................ 52
 SECTION 9.05.  Severability................................................ 52
 SECTION 9.06.  Entire Agreement; Assignment................................ 52
 SECTION 9.07.  Parties in Interest......................................... 53
 SECTION 9.08.  Specific Performance........................................ 53
 SECTION 9.09.  Governing Law............................................... 53
 SECTION 9.10.  Headings.................................................... 53
 SECTION 9.11.  Counterparts................................................ 53

                                    EXHIBITS

Exhibit 5.01(g)   Form of Retention Agreements
Exhibit 6.11      Form of Company Affiliate Letter
Exhibit 6.13      Form of Consulting Agreement
Exhibit 7.02(a)   Form of Parent Tax Opinion Representation Letter
Exhibit 7.02(b)   Form of Company Tax Opinion Representation Letter
Exhibit 7.02(c)   Form of Continuity of Interest Certificate

                             Index of Defined Terms


Defined Term                                            Location of Definition
------------                                            ----------------------

Additional Payments                                        Section 2.04(c)
affiliate                                                  Section 9.03(a)
Affiliated Person                                          Section 3.23(a)
Agreement                                                  Recitals
American Stock Transfer and Trust                          Section 6.14
Average Parent Share Price                                 Section 2.03(a)
beneficial owner                                           Section 9.03(b)
Blue Sky Laws                                              Section 3.05(b)
business day                                               Section 9.03(c)
Cash Consideration                                         Section 2.03(a)
Cash Election                                              Section 2.03(b)
Cash Election Number                                       Section 2.03(b)
Cash Election Shares                                       Section 2.03(b)
Cash Fraction                                              Section 2.03(b)
Certificate of Merger                                      Section 1.02
Certificates                                               Section 2.04(b)
Change of Control                                          Section 8.03(a)
Closing Agreement                                          Section 3.14(a)(i)
Closing Date                                               Section 1.02
Code                                                       Recitals
Combination                                                Section 8.03(a)
Commonly Controlled Entity                                 Section 3.10(a)
Company                                                    Recitals
Company Aeroderivative Business                            Section 9.03(d)
Company Benefit Plans                                      Section 3.10(a)
Company Businesses                                         Section 9.03(e)
Company Class A Stock                                      Section 2.01
Company Class B Stock                                      Section 2.01
Company Commercial Aircraft Business                       Section 9.03(f)
Company Common Stock                                       Section 2.01
Company Disclosure Schedule                                Article III
Company Financial Advisor                                  Section 3.24
Company Foreign Benefit Plan                               Section 3.10(h)
Company Government Business                                Section 9.03(g)
Company Group                                              Section 9.03(h)
Company Indemnified Parties                                Section 6.06(e)
Company Intellectual Property                              Section 3.13

Defined Term                                            Location of Definition
------------                                            ----------------------

Company Licenses                                           Section 3.13
Company Material Adverse Effect                            Section 3.01
Company 1996 Balance Sheet                                 Section 3.07(d)
Company Pension Plans                                      Section 3.10(a)
Company Permits                                            Section 3.06(c)
Company Preferred Stock                                    Section 3.03
Company SEC Reports                                        Section 3.07(a)
Company Stock Option                                       Section 2.06(a)
Company Stock Option Plan                                  Section 2.06(a)
Competing Transaction                                      Section 6.05(a)
Confidentiality Agreement                                  Section 6.04(a)
control                                                    Section 9.03(i)
controlled by                                              Section 9.03(i)
Current Offering                                           Section 6.12
Delaware Law                                               Recitals
Effective Time                                             Section 1.02
Election Deadline                                          Section 2.03(e)
Election Form Record Date                                  Section 2.03(d)
Environmental Law                                          Section 3.15(a)(ii)
Environmental Permit                                       Section 3.15(a)(iii)
ERISA                                                      Section 3.10(a)
ESPP                                                       Section 3.03
Exchange Act                                               Section 3.05(b)
Exchange Agent                                             Section 2.04(a)
Exchange Fund                                              Section 2.04(a)
Form of Election                                           Section 2.03(d)
Governmental Authority                                     Section 9.03(j)
Government Contracts                                       Section 3.16(c)
Greenberg, Traurig                                         Section 2.03(c)
Hazardous Substances                                       Section 3.15(a)(i)
HSR Act                                                    Section 3.05(b)
Indemnified Parties                                        Section 6.06(e)
Knowledge                                                  Section 9.03(k)
Laws                                                       Section 3.05(a)
Liens                                                      Section 3.12(a)
Material Contracts                                         Section 3.16(a)
Merger                                                     Recitals
Merger Consideration                                       Section 2.03(a)
Merger Sub                                                 Recitals

Defined Term                                            Location of Definition
------------                                            ----------------------
NASD                                                       Section 3.05(b)
NASDAQ/NMS                                                 Section 3.03
Net Option Spread                                          Section 2.06(a)
NYSE                                                       Section 2.03(a)
Option and Voting Agreement                                Recitals
Option Spread                                              Section 2.06(a)
Parent                                                     Recitals
Parent Break-Up Fee                                        Section 8.03(a)
Parent Common Stock                                        Section 2.03(a)
Parent Material Adverse Effect                             Section 4.01
Parent SEC Reports                                         Section 4.06(a)
PBGC                                                       Section 3.10(g)
person                                                     Section 9.03(l)
Proxy Statement                                            Section 6.01(a)
Real Estate                                                Section 9.03(m)
Registration Statement                                     Section 6.01(a)
Representatives                                            Section 6.04(b)
SEC                                                        Section 3.07(a)
Securities Act                                             Section 3.05(b)
Stock Consideration                                        Section 2.03(a)
Stockholders' Meeting                                      Section 6.02(a)
subsidiaries                                               Section 9.03(n)
subsidiary                                                 Section 9.03(n)
Subsidiary                                                 Section 3.01
Superior Proposal                                          Section 6.05(b)
Superior Proposal Notice                                   Section 6.05(b)
Surviving Corporation                                      Section 1.01
Tax Return                                                 Section 3.14(a)(ii)
Tax Ruling                                                 Section 3.14(a)(iii)
Taxes                                                      Section 3.14(a)(iv)
Terminating Company Breach                                 Section 8.01(e)
Terminating Parent Breach                                  Section 8.01(d)
UNC                                                        Section 6.15
UNC Indemnified Parties                                    Section 6.06(e)
UNC Merger                                                 Section 6.15
UNC Merger Agreement                                       Section 6.15
under common control with                                  Section 9.03(i)
Valuation Period                                           Section 2.03(a)
Welfare Plans                                              Section 3.10(a)

                  AGREEMENT AND PLAN OF MERGER dated March 9, 1997 (this "Agreement") among GENERAL ELECTRIC COMPANY, a New York corporation ("Parent"), GB MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and GREENWICH AIR SERVICES, INC., a Delaware corporation (the "Company").

                  WHEREAS, the parties hereto desire to cause the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), to merge with and into Merger Sub (the "Merger");

                  WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of shares of Company Common Stock (as such term is defined in Section 2.01) and is in the best interests of such stockholders and (ii) approved this Agreement and the transactions contemplated hereby and recommended unanimously that the holders of shares of Company Class A Stock (as such term is defined in Section 2.01) approve and adopt this Agreement;

                  WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stock Option and Voting Agreement with certain stockholders of the Company, dated the date hereof (the "Option and Voting Agreement"), pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions contained therein, to vote all shares of Class A Common Stock then owned by such stockholders to approve and adopt this Agreement, and have granted to Parent an option to acquire their shares of Company Common Stock upon the terms and subject to the conditions set forth therein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 251 of Delaware Law, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall be the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.02. Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, Section 251 of Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (or such other place as the parties may agree) (the date on which such closing takes place being the "Closing Date").

                  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.04.  Certificate of Incorporation; By-laws.

                  (a) Subject to the terms of Section 6.06, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as of the Effective Time to read as follows: "the name of the Corporation is Greenwich Air Services, Inc."

                  (b) Subject to the terms of Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Class A Common Stock, par value $.01 per share (the "Company Class A Stock"), or Company Class B Common Stock, par value $.01 per share (the "Company Class B Stock" and, together with the Company Class A Stock, the "Company Common Stock"), or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 2.02. Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  SECTION 2.03. Conversion of Company Common Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, except as otherwise provided in this Section 2.03 and subject to Section 2.04(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.02) shall be converted into the right to receive the number of shares of common stock, par value $0.32 per share, of Parent ("Parent Common Stock") determined by dividing $31.00 by the Average Parent Share Price

(as defined below) and rounding the result to the nearest one thousandth of a share (the "Stock Consideration") or, in the event the holder thereof shall have made the election provided for herein, such share of Company Common Stock shall be converted into the right to receive in cash from Parent, without interest, an amount equal to $31.00 (the "Cash Consideration") (or a combination of shares of Parent Common Stock and cash determined in accordance with Section 2.03(b)) (the "Merger Consideration"); provided, however, that, in any event, if, between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Stock Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Average Parent Share Price" means the average of the last sales prices per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (b) Cash Election; Cash Election Adjustments. Each holder of record of Company Common Stock as of the record date for the Stockholders' Meeting (as defined in Section 6.02) will be entitled, with respect to each share of Company Common Stock held by such holder, to elect to receive the Cash Consideration (a "Cash Election"); provided, however, that if the aggregate number of shares of Company Common Stock covered by Cash Elections ("Cash Election Shares") exceeds 55% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Cash Election Number"), the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

                  each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) such number of shares of (rounded to the nearest one thousandth of a share) Parent Common Stock equal to the product of (x) the Cash Consideration divided by the Average Parent Share Price and
                  (y) a fraction equal to one minus the Cash Fraction.

                  (c) Adjustments Relating to Tax Opinions. If either (i) the tax opinion of counsel to Parent referred to in Section 7.02(c) cannot be rendered (as reasonably determined by counsel to Parent and concurred in by Greenberg, Traurig, Hoffman, Rosen, Lipoff & Quentel ("Greenberg, Traurig")) or (ii) the tax opinion of Greenberg, Traurig referred to in Section 7.03(b) cannot be rendered (as reasonably determined by Greenberg, Traurig and concurred in by counsel to Parent), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, the Cash Election Number.

                  (d) Exercise of Election. All Cash Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of Company Common Stock as of the record date for the Stockholders' Meeting or such other date as Parent and the Company shall mutually agree (the "Election Form Record Date"). Parent and the Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline (as defined below). Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent (as defined in Section 2.04) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the Certificates (as defined in Section 2.04(b)) representing the shares of Company Common Stock as to which the election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. The Exchange Agent shall make a good faith effort to notify any person of any defect not waived by Parent in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.03 and all such computations shall, absent manifest error, be conclusive and binding on the holders of Company Common Stock.

                  (e) Election Deadline. A Form of Election must be received by the Exchange Agent (as defined below) by the close of business on the last business day prior to the Closing Date (the "Election Deadline") in order to be effective. Any holder of Company Common Stock who has made an election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the

Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify Parent of its determination. Promptly after such notification, Parent shall issue a press release announcing in reasonable detail the results of the Exchange Agent's allocation of the Merger Consideration.

                  (f) Deemed Non-Election. For the purposes hereof, a holder of record of Company Common Stock who does not submit a Form of Election which is received and accepted as such by the Exchange Agent prior to the Election Deadline shall be deemed not to have made a Cash Election.

                  SECTION 2.04. Exchange of Certificates. (a) Exchange Agent. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.03 and (ii) cash in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section 2.03 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and such cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to written instructions jointly furnished by Parent and the Company, deliver the cash and the Parent Common Stock contemplated to be issued pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.04(g) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent with Forms of Election) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

                  (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock, if any, to which such holder is entitled pursuant to this

Article II and (B) a check in the amount equal to the cash, if any, to which such holder is entitled pursuant to the provisions of this Article II (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

                  (d) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.04(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 2.04, be deemed for all purposes to evidence ownership of the number of shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

                  (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued or cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section

2.04(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Share Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.04(b), (c) and (d).

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (h) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

                  (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  SECTION 2.05. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

                  SECTION 2.06. Company Stock Options. (a) Each option (a "Company Stock Option") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1992 Employee Incentive and Non-Qualified Stock Option Plan or any other plans (the "Company Stock Option Plans") shall be cancelled by the Company immediately prior to the Effective Time, and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. The Option Spread, after reduction for applicable tax withholding, if any (the "Net Option Spread"), shall be paid in cash or, if a holder of Company Stock Options so elects in writing at least 10 days prior to the Effective Time with respect to any portion of such holder's Company Stock Options, in a number of shares of Parent Common Stock determined by dividing (i) the aggregate Net Option Spread payable to such holder by (ii) the Average Parent Share Price (subject to adjustment in accordance with the proviso in the first sentence of Section 2.03(a) hereof).

                  (b) Not later than 40 days prior to the expected Effective Time, the Company shall provide each holder of a Company Stock Option an election form pursuant to which each holder may make the election specified in
Section 2.06(a).


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Parent and Merger Sub that:

                  SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the lack of such power, authority and approval would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any circumstances, change in, or effect on, the Company Group, when taken as a consolidated whole, or affecting the Company Commercial Aircraft Business, the Company Government Business or the Company Aeroderivative Business, whether individually or collectively as to any one or more of such Company Businesses, which is, or could reasonably be expected in the future to be, materially adverse to the operations, assets or liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company Group or any one or more of the Company Businesses, whether individually or taken as a consolidated whole with respect to the Company Group. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

                  SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

                  SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Class A Stock, (ii) 25,000,000 shares of Company Class B Stock, and (iii) 2,500,000 shares of preferred stock, par value $.01 per share, issuable in such series and with such rights and designations as the Board of Directors of the Company may from time to time determine (the "Company Preferred Stock"). As of December 31, 1996, (a) 6,971,213 shares of Company Class A Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 2,900 shares of Company Class A Stock were held in the treasury of the Company or the Subsidiaries, (c) 142,875 shares of Company Class A Stock were reserved for future issuance pursuant to the Company Stock Option Plans, (d) 9,778,176 shares of Company Class B Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (e) 47,231 shares of Company Class B Stock were held in the treasury of the Company or the Subsidiaries, (f) 377,875 shares of Company Class B Stock were reserved for future issuance pursuant to the Company Stock Option Plan, (g) 185,531 shares of Company Class B Stock were reserved for future issuance pursuant to the Company's 1995 Employee Stock Purchase Plan (the "ESPP") and (h) no shares of Company Preferred Stock were issued and outstanding. All publicly traded shares of Company Class A Stock and Company Class B Stock have been approved for trading on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS"). Set forth in Section 3.03 of the Company Disclosure Schedule is a summary setting forth the number of outstanding Company Options, stock incentive rights or any other rights to acquire shares of Company Common Stock pursuant to the Company Stock Option Plan and the exercise price therefor as of December 31, 1996. From December 31, 1996 through the date of this Agreement, the Company has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary or any rights to acquire such shares or other equity interests in the Company or any Subsidiary, except pursuant to the exercise of Company Options that were outstanding as of December 31, 1996 and those additional Company Options granted since December 31, 1996 that are set forth in Section 3.03 of the Company Disclosure Schedule, and except for the authorization to issue shares of Company Class B Stock pursuant to the UNC Merger Agreement, which authorization has been conditionally revoked and rescinded in connection with the execution and delivery of this Agreement. Except as set forth in this Section 3.03 or in Section 3.03 of the Company Disclosure Schedule, and except for the authorization to issue shares of Company Class B Stock pursuant to the UNC Merger Agreement, which authorization has been conditionally revoked and rescinded in connection with the execution and delivery of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Class A Stock or Company Class B Stock or any capital stock of or any equity interests in any Subsidiary. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Class A Stock and the filing and recordation of appropriate merger documents as required by Delaware
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 3.05.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, as applicable, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except as disclosed in Section 3.05(a) of the Company Disclosure Schedule and except for any such breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect and will not prevent or delay the consummation of the transactions contemplated by this Agreement.

                  (b) Except as disclosed in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

                  SECTION 3.06. Compliance with Laws; Permits. (a) Neither the Company nor any Subsidiary is in conflict with, or in default or violation of,
(i) any Laws applicable to
the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any of the Company Permits (as defined below), except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) Except where non-compliance would not have a Company Material Adverse Effect, the Company and the Subsidiaries have complied with all applicable federal procurement laws and regulations including, without limitation, the Truth in Negotiations Act, the Foreign Corrupt Practices Act, the Office of Federal Procurement Policy Act Amendments of 1988 ("Procurement Integrity" Amendments), the Cost Principles and Cost Accounting Standards, and the Federal Acquisition Regulations and all supplements thereto, in connection with the Government Contracts (as defined below), and to the Company's Knowledge, no person has made any allegation that the Company or any Subsidiary has not so complied.

                  (c) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders from all federal, state, local and foreign authorities and agencies, including without limitation, the Federal Aviation Administration, necessary for the Company or any of its Subsidiaries, to own, lease and operate its properties or to carry on the Company Businesses (as hereinafter defined) (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Company's Knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  SECTION 3.07.  SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since September 30, 1993 and has made available to the Parent all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since September 30, 1993 and prior to the date of this Agreement (collectively, the "Company SEC Reports"), and has heretofore made available to Parent complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date hereof) to the Company SEC Reports filed with the SEC. The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Except as disclosed in the Company SEC Reports, no Subsidiary is required to file any form, report or other document with the SEC.

                  (c) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

                  (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of September 30, 1996, including the notes thereto (the "Company 1996 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any Company SEC Report filed since September 30, 1996 and prior to the date of this Agreement, (ii) incurred since September 30, 1996 in the ordinary course of business which, individually or in the aggregate, do not have a Company Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

                  (e) The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                  SECTION 3.08. Absence of Certain Changes or Events. Since September 30, 1996, except as contemplated by this Agreement, disclosed in
Section 3.08 of the Company Disclosure Schedule, or disclosed in any Company SEC Report filed since September 30, 1996, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1996, there has not been
(a) any event or events having, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any revaluation by the Company of any material asset (including, without limitation, any writing down or writing up of the value of inventory, writing off of notes or accounts receivable or reversing of any accruals or reserves), other than in the ordinary course of business consistent with past practice, (d) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, (e) other than regular dividends, of which $.01 per share of Company Common Stock was paid in February 1996 and $.012 per share of Company Common Stock was paid in January 1997, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (f) other than pursuant to the contracts referred to in Section
3.10 or as expressly provided for in this Agreement, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent in all material respects with past practice. The results of operations for the most recently completed fiscal quarter are not materially lower than the results of operations for the immediately preceding fiscal quarter, and there is no reason to believe that the results of operations for the current fiscal quarter will be materially lower than the results of operations for the Company's most recently completed fiscal quarter.

                  SECTION 3.09.  Absence of Litigation.

                  (a) Except as disclosed in the Company SEC Reports or in
Section 3.09 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) Neither the Company nor any Subsidiary has received notice from any source that the Company or any Subsidiary may be liable with respect to product liability or worker's compensation claims, except for such claims that, if determined adversely to the Company and the Subsidiaries, would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 3.10.  Employee Benefit; ERISA.

                  (a) Section 3.10(a) of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of the Subsidiaries or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "Company Benefit Plans"). The Company has made available to Parent true and complete copies of (w) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (y) the most recent summary plan description (or similar document) for each Company Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries and (z) each trust agreement and group annuity contract relating to any Company Benefit Plan.

                  (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule or where non-disclosure would not have a Company Material Adverse Effect, all Company Pension Plans and related trusts that are intended to be tax-qualified plans have been, since the effective date of the Tax Reform Act of 1986, the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Pension Plan nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

                  (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms; (ii) the Company Benefit Plans are, and have been administered, in compliance with the applicable provisions of ERISA, the Code, and all other applicable laws; (iii) there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan that could give rise to any liability, and there are not any facts that would reasonably be expected to give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                  (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or, except as set forth in Section 3.10(d) of the Company Disclosure Schedule, has withdrawn from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no Commonly Controlled Entity would incur any material withdrawal liability if it were to withdraw from a multiemployer plan with respect to which it currently has a contribution obligation. No Commonly Controlled Entity, nor any officer of any Commonly Controlled Entity, nor any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Commonly Controlled Entity or any officer of any Commonly Controlled Entity to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (l) of ERISA. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

                  (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, to the Knowledge of the Company, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Subsidiary.

                  (g) Except as would not have a Company Material Adverse Effect, no liability under Title IV of ERISA has been incurred by any Commonly Controlled Entity that has not been satisfied in full, and no condition exists that presents a material risk to any Commonly Controlled Entity of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each Company Pension Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any Commonly Controlled Entity made, or was required to make, contributions during the five
(5) year period ending on the Closing Date.

Except as would not have a Company Material Adverse Effect, no Company Pension Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company Pension Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Company Pension Plan or otherwise) on or prior to the Closing Date have been timely made.

                  (h) With respect to each Company Benefit Plan not subject to United States Law (a "Company Foreign Benefit Plan"), except as would not have a Company Material Adverse Effect, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

                  (i) The Company and each of its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder.

                  SECTION 3.11.  Labor Matters.

                  (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, with respect to employees of the Company: (i) to the Knowledge of the Company, no senior executive or key employee has any plans to terminate employment with the Company or any of its Subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable authority; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority which, individually or in the aggregate, would have a Company Material Adverse Effect; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of Company, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business which, individually or in the aggregate, would not have a Company Material Adverse Effect; (v) the consummation of the Merger and related transactions contemplated by this Agreement will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to reopen negotiations in respect of wages, hours or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of the Company or any of its Subsidiaries, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours which, individually or in the aggregate, would have a Company Material Adverse Effect.

                  (b) Except as identified in Section 3.11(b) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of the Company nor any of its Subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

                  SECTION 3.12.  Title to and Sufficiency of Assets.

                  (a) As of the date hereof the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), except as set forth in the Company SEC Reports or Section 3.12(a) of the Company Disclosure Schedule. Such assets, together with all assets held by the Company and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company Businesses.

                  (b) As of the date hereof the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their Real Estate which is material to such persons (excluding, for purposes of this sentence, Real Estate leases), free and clear of any and all Liens, except as set forth in the Company SEC Reports or in
Section 3.12(b) of the Company Disclosure Schedule or such other Liens on Real Estate which would not, individually or in the aggregate, have a Company Material Adverse Effect. Such Real Estate assets, together with all Real Estate assets held by the Company and the Subsidiaries under leases, are adequate for the operation of the Company Businesses as presently conducted. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the Company Businesses are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  SECTION 3.13. Intellectual Property. "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, copyrights, copyright registrations, servicemarks, servicemark registrations, servicemark rights, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights, data and information of any nature or form used or held for use in connection with the businesses of the Company and the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending for any of the foregoing. Except as disclosed in the Company SEC Reports, the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all of the Company Intellectual Property that is necessary or appropriate for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 3.13(a) of the Company Disclosure Schedule lists each material license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of the Company and the Subsidiaries, the cancellation or expiration of which would have a Company Material Adverse Effect (the "Company Licenses"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Company's Knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may be commenced by Parent or any subsidiary of Parent and except such as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no breach or violation by the Company under, and, to the Company's Knowledge, there is no breach by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. The Company has put in place policies and procedures to maintain the confidentiality of, and trade secret rights to, the processes and formulas, research and development results and other know-how of the Company, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof and, to the Knowledge of the Company, such policies and procedures have been complied with. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service right, copyright or any other intellectual property rights of any third party that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, there are no infringements of any Company Intellectual Property which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in
Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Company Material Adverse Effect.

                  SECTION 3.14. Tax Matters. (a) Definitions. As used in this
Agreement:

                  (i) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

                  (ii) "Tax Return" means any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the Company Benefit Plans.

                  (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

                  (iv) "Taxes" means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local, supra-national or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

                  (b) Representations. Except for representations and warranties made with respect to federal and state income Taxes, all representations and warranties made in this Section 3.14(b) with respect to Taxes are made to the best Knowledge of the Company. Subject to the foregoing, and except as set forth in Section 3.14(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (i) Filing of Tax Returns. The Company and each of the Subsidiaries have filed all Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

                  (ii) Payment of Taxes. The Company and each of the Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

                  (iii) Tax Liens. There are no tax liens upon the assets of the Company or of any of the Subsidiaries except for statutory liens for current Taxes not yet due.

                  (iv) Withholding Taxes. The Company and each of the Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper governmental authorities all amounts required.

                  (v) Extensions of Time for Filing. Neither the Company nor any of the Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                  (vi) Waivers of Statute of Limitations. Neither the Company nor any of the Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                  (vii) No Deficiencies. The statute of limitations for the assessment of any federal income Taxes has expired for all income Tax Returns of the Company and of each of the Subsidiaries or such income Tax Returns have been examined by the Internal Revenue Service for all periods. No deficiency for any income Taxes has been proposed, asserted or assessed against the Company or any of the Subsidiaries which has not been resolved and paid in full. There are no deficiencies for state income Taxes which individually, or in the aggregate, would have a Company Material Adverse Effect.

                  (viii) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Subsidiaries.

                  (ix) Powers of Attorney. No power of attorney currently in force has been granted by the Company or any of the Subsidiaries concerning any Taxes or Tax Returns.

                  (x) Tax Rulings. Neither the Company nor any of the Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a Company Material Adverse Effect.

                  (xi) Tax Sharing Agreements. Neither the Company nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed on its Tax Returns.

                  SECTION 3.15.  Environmental Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                  (b) Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.15(b) of the Company Disclosure Schedule or where such non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (c) Except as disclosed in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Company Material Adverse Effect, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Company Material Adverse Effect, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.15(c) of the Company Disclosure Schedule.

                  (d) Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, no Environmental Law imposes any obligation upon the Company or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, no Lien has been placed upon any of the Company's or the Subsidiaries' properties under any Environmental Law.

                  (e) The Company and the Subsidiaries have provided Parent with copies of any environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of the Subsidiaries.

                  SECTION 3.16.  Material Contracts; Government Contracts.

                  (a) The contracts and agreements listed in Section 3.05 of the Disclosure Schedule and all other contracts, agreements and arrangements that are material to the Company and the Subsidiaries or, although not so material, are of unique value to the Company and the Subsidairies are referred to herein collectively as the "Material Contracts".

                  (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company License and each Material Contract is a legal, valid and binding agreement, neither the Company nor any of the Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any of the Company Licenses or Material Contracts, and none of the Company Licenses or Material Contracts has been cancelled by the other party thereto; each Material Contract and Company License is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or applicable Subsidiary party thereto which would entitle the other party to such Material Contract or Company License to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; the Company or the applicable Subsidiary party to such Material

Contract or Company License maintains good business relationships with the other party to such agreement. The Company has made available to Parent true and complete copies of all Company Licenses and all Material Contracts. The Company is not a party to any contracts or agreements that limit the ability of the Company or any Subsidiary or, after the Effective Time, Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

                   (c) Section 3.16(c) of the Company Disclosure Schedule contains a complete list of all material bids, quotations and proposals made by, all contracts and agreements between, and all commitments or sale or purchase orders by, the Company or any of the Subsidiaries ("Government Contracts") with or to the United States government, a foreign government or a department or agency of the United States government or a foreign government, including, without limitation, all contracts to supply goods and services, and all subcontracts awarded to the Company or any of the Subsidiaries.

                  (d) All of the Government Contracts have been legally awarded and are binding on the parties thereto and, except as may be disclosed in
Section 3.16(d) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance in all material respects with all terms and conditions in Government Contracts, including all terms and conditions incorporated expressly by reference or by operation of law therein.

                  (e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, as of the date of this Agreement, to the Company's Knowledge the Company and the Subsidiaries have not received any notice, written or, to the Company's Knowledge, oral, of material performance or administrative deficiencies relating to or involving any Government Contract, other than routine contract management interchanges such as deficiency reports, waivers, technical deficiencies, discrepancies and similar type actions.

                  (f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, neither the Company, any of the Company's affiliates nor any of their respective directors, officers or employees is currently debarred or suspended from participation in the award of Government Contracts or from otherwise conducting business with the U.S. government or any agency thereof, nor, to the Company's Knowledge, are there facts or circumstances reasonably likely to form the basis of a debarment or suspension proceeding.

                  (g) As of the date of this Agreement, except as set forth in
Section 3.16(g) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company has not received any written notice of any "stop orders", "cure notices", "show cause notices" or any "terminations for convenience or default" of any Government Contract and, as at the Closing Date, the Company shall not have received any such notices under any material Government Contract.

                  (h) Except as set forth in Section 3.16(h) of the Disclosure Schedule, as of the date of this Agreement, there are no Government Contracts for the sale of goods or services for which, at the time of the most recent scheduled contract milestone, the work schedule was delinquent in any respect which could have a Company Material Adverse Effect.

                  (i) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement there is no outstanding bid for a Government Contract for the sale of goods or services where performance of contractual effort will be begun prior to contract award without advance funding or customer acknowledgment that pre-contract costs will be incorporated in the resultant contract nor are there any existing letter contracts having no defined contract value relating to or involving Government Contracts where performance will continue while awaiting additional contractual funding.

                  (j) As of the date of this Agreement there is no cost type Government Contract which is material to the Company Government Business with a ceiling, cap or share ratio, which is or is likely to be exceeded.

                  (k) The Company's pricing, cost accounting, estimating, material management and accounting, property and resource planning and procurement systems have been properly disclosed in all material respects to and, to the extent required by applicable regulations, approved by the United States government and such disclosures are in all material respects in compliance with applicable federal procurement law regulations, including the Cost Principles and Cost Accounting Standards.

                  SECTION 3.17. Suppliers. Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

                  SECTION 3.18. Tax Treatment. Neither the Company nor, to the Company's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither the Company nor, to the Company's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under
Section 368(a) of the Code, and to the Company's Knowledge, the Merger will so qualify.

                  SECTION 3.19. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

                  SECTION 3.20. Approval of Company Board and Independent Directors. The Board of Directors of the Company has approved unanimously the execution and delivery of this Agreement and the Option and Voting Agreement for purposes of Section 203 of Delaware Law and for purposes of Section 7 of Article VII of the Company's By-Laws. A separate resolution approving the execution and delivery of this Agreement and the Option and Voting Agreement for purposes of
Section 203 of Delaware Law and for purposes of Section 7 of Article VII of the Company's By-Laws has been adopted unanimously by the independent directors of the Company pursuant to a separate vote. A separate resolution approving the execution and delivery of the Consulting Agreement has been adopted unanimously by the independent directors of the Company pursuant to a separate vote.

                  SECTION 3.21. Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Class A Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

                  SECTION 3.22. Accuracy of Information. Neither this Agreement nor any other document provided by the Company or the Subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                  SECTION 3.23. Transactions with Affiliates. (a) For purposes of this Section 3.23, the term "Affiliated Person" means (i) any holder of 2% or more of the Company Class A Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

                  (b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule or in the Company SEC Reports, since September 30, 1993, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or
(iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

                  (c) Except as set forth in Section 3.23(c) of the Company Disclosure Schedule or in the Company SEC Reports, (i) the contracts of the Company and the Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

                  (d) To the Knowledge of the Company and except as set forth in
Section 3.23(d) of the Company Disclosure Schedule or in the Company SEC Reports, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

                  SECTION 3.24. Opinion of Financial Advisor. The Company has received the opinion of Salomon Brothers Inc (the "Company Financial Advisor"), to the effect that, as of the date hereof, the Merger Consideration is fair to the Company stockholders from a financial point of view.

                  SECTION 3.25. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

                  Except as specifically disclosed in Parent SEC Reports (as hereinafter defined) filed subsequent to December 31, 1996, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any circumstances, change in, or effect on, Parent, when taken as a consolidated whole, which is, or could reasonably be expected to in the future be, materially adverse to the operations, assets or liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), of Parent taken as a consolidated whole.

                  SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective Certificate of Incorporation or By-laws.

                  SECTION 4.03. Parent Common Stock to Be Issued in the Merger. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

                  SECTION 4.04. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this

Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 4.05.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, state takeover laws, the HSR Act, and the filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to prevent or materially delay consummation of the Merger, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                  SECTION 4.06.  SEC Filings; Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) did not at the time they were filed omit any documents required to be filed as exhibits thereto.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

                  SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in any Parent SEC Report filed since December 31, 1996, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

                  SECTION 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.


                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Parent shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, the Company Businesses shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and the Company shall use its best efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration or having a fair market value aggregating not more than $1,000,000;

                  (c) other than regularly scheduled periodic cash dividends in amounts not in excess of those previously declared, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a United States Subsidiary may, after consultation with Parent, declare and pay a dividend to the Company;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) except as contemplated by the UNC Merger Agreement, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) enter into any contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be disclosed as a Material Contract, other than in the ordinary course of business, consistent in all material respects with past practice; or (iii) enter into or amend any Material Contract with respect to any matter set forth in this subsection (e);

                  (f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice and in an amount not in excess of $250,000; (ii) authorize capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (f);

                  (g) increase (except in the ordinary course of business and consistent in all material respects with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $100,000, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the Company and the executive officers identified in Exhibit 5.01(g) hereto may enter into agreements in a form substantially identical to, and in the amounts identified on, Exhibit 5.01(g) hereto;

                  (h) acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory, in each case, in the ordinary course of business;

                  (i) accelerate the collection of accounts receivable, delay the payment of accounts payable or take any action with respect to credit, collection and fiscal policies and practices, other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

                  (j) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (k) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in this Article V or in Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date;

                  (l) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (m) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or

                  (n) except for the payment of reasonable professional fees relating to the Merger, the UNC Merger, or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to Parent), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the Company 1996 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01.  Registration Statement; Proxy Statement.

                  (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the holders of shares of Company Class A Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the holders of shares of Company Common Stock pursuant to the Merger. Parent shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

                  (b) The Registration Statement and the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of Company Class A Stock; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, is discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company, and the Company shall make appropriate amendments or supplements to the Proxy Statement. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

                  (c) The Proxy Statement and the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of Company Class A Stock; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of the Subsidiaries, or their respective officers or directors, is discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

                  SECTION 6.02.  Stockholders' Meeting.

                  (a) Subject to the provisions of Section 6.05 and Section 8.01(g), the Company shall, consistent with applicable law, call and hold a meeting of the holders of shares of Company Class A Stock (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall solicit from the holders of shares of Company Class A Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by Delaware Law.

                  (b) Parent shall vote (or consent with respect to) any shares of Company Class A Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement at any meeting of the stockholders of the Company at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting).

                  SECTION 6.03.  Appropriate Action; Consents; Filings.

                  (a) The Company and Parent shall use their reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common into Parent Common Stock or cash pursuant to the Merger or
(ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

                  (b) The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                  (c) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that the failure by the Company to obtain any one or more of such third party consents (including those disclosed in Section 3.05(a) and Section 3.05(b) of the Company Disclosure Schedule) shall not constitute a condition precedent to Parent's obligation to consummate the Merger pursuant to the terms of this Agreement or entitle Parent to delay the Effective Time.

                  (ii) In the event that Parent or the Company shall fail to obtain any third party consent described in subsection (c)(i) above, it shall use its reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  SECTION 6.04.  Access to Information; Confidentiality.

                  (a) The parties shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated March 4, 1997 (the "Confidentiality Agreement") between the Company and Parent.

                  (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, the Company will provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company.

                  (c) From the date hereof to the Effective Time, the Company shall: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

                  (d) No investigation by Parent or Merger Sub, whether prior to the execution of this Agreement or pursuant to this Section 6.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  SECTION 6.05. No Solicitation of Competing Transactions. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company or any Subsidiary to take any such action, and the Company shall notify Parent orally (within three business days) and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal which the Company or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and which the Company and any of its officers or directors has knowledge of, and if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 6.05 shall prohibit the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer,
(ii) referring any third party to this Section 6.05 or making a copy of this
Section 6.05 available to any third party, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.01(a) following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the directors of the Company to comply with their fiduciary duties to the Company or its stockholders under applicable law, or (iv) terminating this Agreement and the transactions contemplated hereby in accordance with Section 8.01(g) hereof. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the

Company is a party. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of Company Class A Stock or Company Class B Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of Company Class A Stock or Company Class B Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) Provided that there has been no breach of Section 6.05(a) which materially and adversely affects the rights of Parent contained herein or in the Option and Voting Agreement, if the Board of Directors of the Company determines that it has received a Superior Proposal (as defined below), the Board of Directors may cause the Company to give to Parent a notice (a "Superior Proposal Notice") of its intent to accept such Superior Proposal and the giving of such notice shall not be a breach of this Agreement. The Board of Directors of the Company may withdraw such Superior Proposal Notice and, following such withdrawal, may deliver to Parent another Superior Proposal Notice provided that such subsequent notice relates to a different proposal. A "Superior Proposal" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction, for consideration consisting of cash and/or securities, more than 50% of the aggregate voting power or capital stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms and conditions to closing which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and independent counsel) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

                  SECTION 6.06.  Indemnification and Insurance.

                  (a) Parent and the Surviving Corporation agree that, except as may be limited by applicable Laws, for seven (7) years from and after the Effective Time, the indemnification obligations set forth in the Company's Certificate of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger

(and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and Bylaws of Merger Sub to include such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

                  (b) The Surviving Corporation shall maintain in effect, for three (3) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time.

                  (c) Parent hereby agrees that, effective upon the consummation of the Merger, it will guarantee the Surviving Corporation's obligations under
Section 6.06(a) and (b) of this Agreement and under Section 6.9(c) of the UNC Merger Agreement.

                  (d) Parent hereby agrees that, effective upon the consummation of the Merger and the UNC Merger, it will guarantee the obligations of the surviving corporation of the UNC Merger under Sections 6.9(a) and (b) of the UNC Merger Agreement.

                  (e) In addition to, and not in lieu of the foregoing, Parent shall indemnify, defend and hold harmless all officers and directors of the Company (the "Company Indemnified Parties") and all officers and directors of UNC (the "UNC Indemnified Parties" and, together with the Company Indemnified Parties, the "Indemnified Parties") to the fullest extent permitted by Delaware Law and in the Certificate of Incorporation and By-laws of the Company and UNC, as currently in effect, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by Parent in a manner consistent with applicable provisions of Parent's By-laws) related to the Merger and other transactions contemplated hereby, which may be asserted against the Indemnified Parties from and after the date of this Agreement, other than liabilities resulting from a breach of the fiduciary duties of any of such Indemnified Parties; provided, however, that (i) Parent's obligations to the Company Indemnified Parties under this Section 6.06(e) shall not be effective until consummation of the Merger and (ii) Parent's obligations to the UNC Indemnified Parties shall not be effective until the consummation of both the UNC Merger and the Merger.

                  SECTION 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger or the UNC Merger not to be satisfied, (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied, or (c) the failure of UNC to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the UNC Merger Agreement (as defined below) which would be reasonably likely to result in any condition to the obligations of the Company to effect the transactions contemplated by the UNC Merger Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Parent under Section 7.02(a) and those of the Company under Section 7.03(a), in the event that a representation or warranty made by the Company or Parent herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

                  SECTION 6.08. Stock Exchange Listing. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time.

                  SECTION 6.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Parent and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NYSE, the NASD or any national securities exchange to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

                  SECTION 6.10. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

                  SECTION 6.11. Affiliates; Tax Treatment. Within thirty (30) days from the date hereof, the Company shall obtain from any person who may be deemed to be an affiliate, as of the date of this Agreement, of the Company under Rule 145 of the Securities Act, a written agreement substantially in the appropriate form attached hereto as Exhibit 6.11. The Company shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, as a reorganization qualifying under the provisions of Section 368(a) of the Code.

                  SECTION 6.12. Company Employee Stock Purchase Plan. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date shall occur prior to the Effective Time and shares of Company Class B Stock shall be purchased by ESPP participants prior to the Effective Time. The Current Offering shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, the Company shall take no action pursuant to the terms of the ESPP to commence any new offering period.

                  SECTION 6.13. Consulting Agreement. Parent and Eugene P. Conese, Sr. have entered into a Consulting Agreement as of the date hereof in the form of Exhibit 6.13 hereto, which agreement shall become effective as of the Effective Time.

                  SECTION 6.14. Supplemental Indenture. Immediately after the Effective time, the Surviving Corporation will assume the Company's obligations under the Indenture, dated as of June 10, 1996, among the Company, the Subsidiaries and American Stock Transfer and Trust Company ("American Stock Transfer and Trust") and, prior to the Effective Time, the Company will deliver such certificates, opinions, agreements and other instruments as Parent or American Stock Transfer and Trust may request in connection with the assumption of the Company's obligations under such Indenture.

                  SECTION 6.15. UNC Merger Agreement. Simultaneously with the execution and delivery of this Agreement, the Company and UNC Incorporated, a Delaware corporation ("UNC"), have entered into an Amended and Restated Merger Agreement, dated the date hereof (the "UNC Merger Agreement"), pursuant to which the Company intends, on the terms and conditions set forth therein, to acquire UNC pursuant to a merger (the "UNC Merger"). Unless this Agreement shall have been terminated in accordance with its terms by Company or Parent, the Company will not amend, modify, give any consent or grant any waiver under, nor will the Company finally determine that all conditions to closing of the UNC Merger have been satisfied without the prior written consent of Parent. The Company agrees to provide to Parent, as promptly as practicable, copies of all notices given to or by the Company pursuant to or in connection with the UNC Merger Agreement.

                  SECTION 6.16. Clean Air Act Permit. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, the Company shall use its reasonable best efforts to obtain an operating permit under Title V of the Clean Air Act, as amended, with respect to operations at the Company's Miami International Airport Facility and in connection therewith to ensure continuation of present operating levels of such facility pending the issuance of such permit. Provided that the Company is using its reasonable best efforts to obtain such permit, Parent hereby acknowledges that the failure to obtain such permit shall not, in and of itself, be a breach of such covenant; provided that Parent does not waive any breach that may result from the failure to have such permit under any other provision of this Agreement and provided, further, that, notwithstanding any disclosure of the failure to have such permit in this Agreement, the Company Disclosure Schedule or otherwise, any adverse consequences resulting or arising from the failure to have such permit may be taken into account in determining whether a Company Material Adverse Effect has occurred.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

                  (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Stock in accordance with Delaware Law and the Company's Certificate of Incorporation;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                  (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                  (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                  (e) the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and

                  (f) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received, other than the consent to assignment of the Company's FAA Certificate which need not be received prior to the Effective Time.

                  SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Company Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Date as if made at and as of such time, it being understood and agreed by Parent and Merger Sub that this Section 7.02(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

                  (b) Parent shall have received "cold comfort" letters of Deloitte & Touche LLP and dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, such "cold comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

                  (c) Parent shall have received the opinion of counsel to Parent, based upon representation letters and stockholder certificates, dated on or about the Closing Date, substantially in the forms of Exhibits 7.02(a), (b) and (c) to this Agreement, and such other facts, representations and assumptions concerning, among other things, the actions of the stockholders of the Company as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date;

                  (d) Parent shall have received from any person who may be deemed to have become an affiliate of the Company, as reasonably determined by the Company, pursuant to Rule 145 under the Securities Act, after the date of this Agreement and on or prior to the Effective Time, a signed agreement substantially in the form of Exhibit 6.11 hereto.

                  SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) (i) Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;
         (ii) each of the representations and warranties of Parent contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Parent Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Date as if made at and as of such time; it being understood and agreed by the Company that this Section 7.03(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

                  (b) Tax Opinion. The Company shall have received the opinion of Greenberg, Traurig, counsel to the Company, based upon representation letters and stockholder certificates substantially in the forms of Exhibits 7.02(a), (b) and (c) to this Agreement, dated on or about the Closing Date, and such other facts, representations and assumptions concerning, among other things, the actions of the stockholders of the Company as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

                  (a) by written consent duly authorized by the Boards of Directors of each of Parent and the Company;

                  (b) by either Parent or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 30, 1997, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) prior to September 30, 1997 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 30, 1997; provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either Parent or the Company, if the Stockholders' Meeting shall have been held and the holders of outstanding shares of Company Class A Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof); provided, however, that if the Company shall have delivered a Superior Proposal Notice to Parent, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) until the Company would otherwise be permitted to do so pursuant to
         Section 8.01(g);

                  (d) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(d) for a period of 30 days from the date on which the Company delivers to Parent written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach; or

                  (e) by Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(e) for a period of 30 days from the date on which Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach;

                  (f) by Parent, at any time after the Company shall have delivered a Superior Proposal Notice to Parent; or

                  (g) by the Company if the Company shall have delivered to Parent a Superior Notice Proposal in accordance with Section 6.05(b),
         (i) in the event that any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and at such time there shall be no order, decree, ruling or stipulation entered into restraining, enjoining or otherwise preventing the Merger or the purchase of Company Common Stock pursuant to the Option and Voting Agreement, at any time after the 15th business day following the date the Company shall have delivered such Notice or (ii) in the event that any applicable waiting period under the HSR Act relating to the Merger shall not have expired or been terminated or there shall be in effect any order, decree, ruling or stipulation entered into or approved by any Governmental Authority restraining, enjoining or otherwise preventing the Merger or the purchase of Company Common Stock pursuant to the Voting and Option Agreement, at any time after the later of June 30, 1997 and the 45th day following the date that the Company shall have delivered such Notice, provided that, in the case of each of (i) and (ii), (A) the Superior Proposal referred to in such notice shall not have been withdrawn or changed in such a way that it would no longer be a "Superior Proposal" pursuant to the definition contained in this Agreement and (B) the 15 business day period in (i) and the 45 day period in (ii) shall each be extended by an amount of time equal to any period in which a stockholder is in breach of such stockholder's obligations to deliver shares of Company Common Stock pursuant to the Option and Voting Agreement and provided, further, that, in the case of a Superior Proposal Notice delivered when the circumstances described in clause (ii) existed and subsequent to such delivery the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and at such time there shall be no order, decree, ruling or stipulation entered into restraining, enjoining or otherwise preventing the Merger or the purchase of Company Common Stock pursuant to the Option and Voting Agreement, the Company may terminate this Agreement at any time after the 15th business day following the date of such expiration of termination.

                  SECTION 8.02. Effect of Termination. Except as provided in
Section 9.01, in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any willful breach by the other party or parties of its or their willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 8.03.  Fees and Expenses.  (a) In the event that:

                  (i)(A) this Agreement is terminated pursuant to Section 8.01(b)(i) and (B) the failure of the waiting period referred to in
         Section 8.01(b)(i) to expire or terminate prior to September 30, 1997 shall not have been caused principally by, nor shall it have resulted principally from, the Company's breach of any obligation under this Agreement, or

                  (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order which shall have been lifted on or before September 30, 1997), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger pursuant to Section 7 of the Clayton Act of 1914, as amended, or the Federal Trade Commission Act of 1914, as amended, and this Agreement shall have been terminated pursuant to Section 8.01(b)(ii);

then, in either event, Parent shall pay the Company promptly a fee of $33.5 million (the "Parent Break-Up Fee"), which amount shall be payable in immediately available funds; provided, however, that if, within 12 months after this Agreement shall have been terminated in the circumstances described in
Section 8.03(a)(i) or (ii), a transaction which results in a Change of Control (as defined below) is consummated for aggregate consideration in excess of the aggregate Merger Consideration, then the Company shall, promptly after the consummation of such transaction, reimburse Parent in immediately available funds for the full amount of the Parent Break-Up Fee paid by Parent to the Company pursuant to this Section 8.03(a), exclusive of interest. For purposes of this Agreement, the term "Change of Control", shall mean the occurrence of any of the following events with respect to the Company: (i) there shall be consummated (A) any merger, consolidation or combination (any, a "Combination") involving the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of a majority of the Company's voting stock would be converted in whole or in part into cash, other securities or other property, other than a Combination involving the Company in which the holders of a majority of the Company's voting stock immediately prior to the Combination either have substantially the same proportionate ownership of voting stock of the surviving corporation immediately after the Combination or a sufficient percentage of the voting stock of the surviving corporation to enable such holders to effectively cause a majority of the members of the surviving corporation's board of directors to be persons acceptable to such holders, or
(B) any sale, lease, exchange or transfer (in one transaction or a series related transaction) of all or substantially all of the assets of the Company, (ii) any person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions in their ownership of stock of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

                  (b) All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (a) Parent shall pay any New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax and any similar Taxes in any jurisdiction (and any penalties and interest with respect to such Taxes), which becomes payable in connection with the Merger, on behalf of the stockholders of the Company without the offset, deduction, counterclaim or deferment of the price to be paid for shares of Company Common Stock pursuant to the Merger and (b) Parent and the Company shall bear equally all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                  SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.14 shall survive the Effective Time indefinitely, and those set forth in Sections 6.09, 8.02, 8.03, 8.04, 8.05 and this Article IX shall survive termination indefinitely.

                  SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  if to Parent or Merger Sub:

                  General Electric Company
                  3135 Easton Turnpike
                  Fairfield, CT 06431-0001
                  Facsimile:  (203) 373-3008
                  Attention:  Vice President and
                                    Senior Counsel-Transactions
                  with copies to:

                  General Electric Company
                  One Neumann Way
                  Mail Drop J104
                  Evendale, Ohio 45215-6301
                  Facsimile:  (513) 243-5096
                  Attention:  Vice President and General Counsel

                  and

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Facsimile:  (212) 848-7666
                  Attention:  Stephen R. Volk, Esq.
                                    and John A. Marzulli, Jr., Esq.

                  if to the Company:

                  Greenwich Air Services, Inc.
                  4590 N.W. 36th Street
                  Miami, Florida 33152
                  Facsimile:  (305) 526-7005
                  Attention:  Eugene P. Conese,  Sr., Chairman
                                    and Chief Executive Officer

                  with a copy to:

                  Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel 153 East 53rd Street
                  New York, NY  10022
                  Facsimile:  (212) 223-7161
                  Attention:  Stephen A. Weiss, Esq.

                  SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;




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                                       53

                  (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

                  (d) "Company Aeroderivative Business" shall mean the overhaul, maintenance and repair of gas turbine engines used for industrial and marine applications, and the management, sale, installation and maintenance of power stations;

                  (e) "Company Businesses" shall mean, as of the date specified, the collective reference to the Company Commercial Aircraft Business, the Company Government Business and the Company Aeroderivative Business, as presently conducted by the entities in the Company Group and their respective business operations;

                  (f) "Company Commercial Aircraft Business" shall mean the overhaul, maintenance and repair of commercial gas turbine aircraft engines conducted at the engine service centers of the Company Group located in Miami, Florida, Dallas, Texas, Ft. Worth, Texas, McAllen, Texas, East Granby, Connecticut and Prestwick, Scotland;

                  (g) "Company Government Business" shall mean the aircraft engine maintenance and repair programs managed and operated by the Company Group for domestic and foreign governments and military agencies;

                  (h) "Company Group" shall mean the Company, the Subsidiaries and any partnerships in which the Company or any Subsidiary has an interest, when taken as a whole;

                  (i) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (j) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

                  (k) "Knowledge" means the actual knowledge of any of Eugene P. Conese, Sr., Eugene P. Conese, Jr., Robert J. Vanaria and Michael A. Bucci, together with the knowledge that (i) Eugene P. Conese, Sr. and Eugene P. Conese, Jr. would have had after making due inquiry of the officers of the Company and the Subsidiaries who have responsibility for the subject matter in question and who report directly to them, including Mordechai Volevesky, Gerald Waltman, R. Frank Leftwich, Richard Cardin, Graham Bell and John Korsborough and, (ii) Robert J. Vanaria would have had after making due inquiry of Orlando Machado, Guillermo Novarro and Ed Broadmeadow;

                  (l) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (m) "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business; and

                  (n) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  SECTION 9.04. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with United States generally accepted accounting principles.

                  SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.06. Entire Agreement; Assignment. This Agreement (including the Exhibits and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 9.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery for the State of Delaware in and for the County of New Castle.

                  SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            GENERAL ELECTRIC COMPANY


                                            By: /s/  William J. Vareschi
                                               -----------------------------
                                               Name:  William J. Vareschi
                                               Title: Vice President


                                            GB MERGER CORP.


                                            By: /s/  William J. Vareschi
                                               -----------------------------
                                               Name:  William J. Vareschi
                                               Title: Chief Executive Officer
                                                      and President


                                            GREENWICH AIR SERVICES, INC.


                                            By: /s/  Eugene P. Conese
                                               -----------------------------
                                               Name:  Eugene P. Conese
                                               Title: Chief Executive Officer